	Company Contacts:	Exhibit 99.1
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Declares Five-For-Four Stock Split

Hollywood, Fla., March 1, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that its Board of Directors declared a five-for-four stock split on the Company’s outstanding Common Stock, effected in the form of a 25 percent stock dividend. The record date for the dividend is March 11, 2005. Each Technical Olympic USA shareholder will receive one additional share of Common Stock for every four shares held on the record date. Cash will be paid in lieu of fractional shares. The distribution date for certificates representing the distribution shares and cash in lieu of fractional shares will be March 31, 2005.

“This is another step in improving the liquidity in our stock by increasing our public float, which will ultimately provide opportunities for broader ownership of our stock,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA.

As a result of the stock split, earnings per share guidance for 2005 will be adjusted to $2.63 per share (based upon an estimated 59 million fully diluted shares).

TOUSA is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding our 2005 earnings guidance. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s decision to intentionally slow sales rates to match production rates in certain high demand markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 10, 2004.